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                                                                    EXHIBIT 99.1


January 10, 2002

Press Release

METROCORP BANCSHARES, INC. ANNOUNCES LOWER THAN EXPECTED EARNINGS DUE TO ASSET QUALITY REVIEW

HOUSTON--MetroCorp Bancshares, Inc. (Nasdaq:MCBI) a Texas community banking organization serving primarily the Asian and Hispanic markets, today announced that its expected diluted earnings per share for the year ended December 31, 2001, will be in the range of $1.06 to $1.08 which is below the range of analysts' estimates for the Company. The lower earnings estimates are due to a larger than expected provision for loan losses for the three and twelve months ended December 31, 2001, of approximately $2.6 million and $3.8 million, respectively.

As previously disclosed, due to the uncertainty of the local and national economy, committing substantial resources over several months, the Company conducted an extensive asset quality review. A significant number of loans in excess of $500,000 were reviewed. The ratio of Allowance for Loan Losses to Total Adjusted Loans at December 31, 2001 and 2000 was 1.81% and 1.92%, respectively.

Allen Brown, President of MetroCorp Bancshares, Inc and Chief Executive Officer of MetroBank, N.A., said, "We believe we have made tremendous progress in identifying those credits which may have difficulty in an uncertain economy. While there is no assurance we have identified all potential losses, we feel comfortable with the portfolio and will continue our risk assessment of the portfolio on an ongoing basis. Lending strategy for 2002 and beyond will focus on proactive credit risk management and profitable relationship banking."

MetroCorp Bancshares, Inc, with $746 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company's Web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Actual results could differ materially from those projected due to changes in interest rates, competition in the industry, changes in local and national economic conditions and various other factors. Additional information concerning such factors that could affect MetroCorp is contained in MetroCorp's filings with the SEC.


Contact:

MetroCorp Bancshares, Inc., Houston

Allen Brown, President    (713) 776-3876
           or
David D. Rinehart, Executive Vice President/CFO   (713) 776-3876